Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS
CLEVELAND, OHIO – July 30, 2025 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its second quarter of 2025.
Q2 2025 highlights compared to same quarter last year:
•Net sales growth of 22%
•Gross margin increase of 80 bps
•Net income and fully diluted EPS increase of 35%
Net sales in the second quarter of 2025 were $169.6 million compared to $138.7 million in the second quarter of 2024, a 22% increase. PLP-USA continued its strong 2025 performance as both energy product and communications end market sales contributed to the increase. The international segments bolstered the sales increase with higher energy product sales as well as incremental communication sales from the recently acquired JAP Telecom. Foreign currency translation reduced second-quarter 2025 net sales by $0.5 million.
Net income for the quarter ended June 30, 2025, was $12.7 million, or $2.56 per diluted share, compared to $9.4 million, or $1.89 per diluted share, for the comparable period in 2024. The second quarter of 2025 net income was impacted by an increase in gross profit from higher sales levels and lower interest expense, partially offset by higher period expenses and the impact of recently enacted tariffs affecting goods sourced internationally by the USA segment. Gross profit as a percentage of net sales was 32.7% for the second quarter of 2025, an increase of 80 basis points versus the same quarter in 2024.
Net sales increased 14% to $318.1 million for the first six months of 2025 compared to $279.6 million for the first six months of 2024. All segments realized a year-over-year increase in sales due to higher volumes of energy and communication market sales. Foreign currency translation rates reduced net sales by $4.9 million for the six months ended June 30, 2025.
Net income for the six months ended June 30, 2025 was $24.2 million, or $4.89 per diluted share, compared to $19.0 million, or $3.83 per diluted share, for the comparable period in 2024. YTD June 30, 2025 net income was impacted by an increase in gross profit resulting from the increase in sales and lower interest expense, which were partially offset by higher period expenses and increased tariff expense.
Rob Ruhlman, Executive Chairman, said, “Building on a strong Q1 2025, we posted strong sales and earnings gains for Q2 2025. I am most pleased that the sales growth is global, benefiting the USA energy and communications business as well as growth in many of the international operations. While we remain optimistic that our primary end markets will continue to grow, the impact on customer demand caused by recently enacted tariffs creates uncertainty. Our strong commitment to USA manufacturing provides a competitive advantage in the current high-tariff environment, but we will incur certain cost increases related to key commodity inputs necessary for our USA production process, primarily due to Section 232 steel and aluminum tariffs. Through strong execution, we have managed the tariff impact well. We will continue to actively mitigate the impact of higher costs caused by tariffs and other global commodity cost increases by implementing targeted selling price increases and continued focus on cost containment and supply chain strategies. I am also happy to welcome newly acquired JAP Telecom to the PLP family and I am confident in the contributions they will make to our communications product portfolio. Our current focus is unchanged: provide our customers with the high-quality products and superior customer service they have come to expect from PLP.”
A presentation on second quarter results will also be available on PLP’s website at www.plp.com/investor-relations.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, tariffs, labor disruptions, military conflict, political instability, exchange rates, natural disasters and health epidemics, the strength of demand and availability of funding for the Company’s products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2024 Annual Report on Form 10-K filed with the SEC on March 13, 2025 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
ABOUT PLP
PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS	INVESTOR RELATIONS

JOSH NELSON	ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS	CHIEF FINANCIAL OFFICER

+1 440 473 9120	+1 440 473 9246

JOSH.NELSON@PLP.COM	ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEET

	June 30, 2025	December 31, 2024
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$66,908	$57,244
Accounts receivable, net	123,877	111,402
Inventories, net	143,369	129,913
Prepaid expenses	12,735	11,720
Other current assets	6,277	5,514
TOTAL CURRENT ASSETS	353,166	315,793
Property, plant and equipment, net	211,923	195,086
Goodwill	29,518	26,685
Other intangible assets, net	9,966	9,656
Deferred income taxes	7,204	6,546
Other assets	19,684	20,111
TOTAL ASSETS	$631,461	$573,877
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$51,137	$41,951
Notes payable to banks	4,414	7,782
Current portion of long-term debt	3,928	2,430
Accrued compensation and other benefits	25,574	25,904
Accrued expenses and other liabilities	29,718	30,346
TOTAL CURRENT LIABILITIES	114,771	108,413
Long-term debt, less current portion	27,878	18,357
Other noncurrent liabilities and deferred income taxes	28,036	24,783
SHAREHOLDERS' EQUITY
Common shares – $2 par value per share, 15,000,000 shares authorized, 4,924,737 and 4,913,621 issued and outstanding, at June 30, 2025 and December 31, 2024	13,823	13,752
Common shares issued to rabbi trust, 223,168 and 222,887 shares at June 30, 2025 and December 31, 2024, respectively	(9,613)	(9,575)
Deferred compensation liability	9,613	9,575
Paid-in capital	64,019	65,093
Retained earnings	575,368	553,179
Treasury shares, at cost, 1,986,382 and 1,961,772 shares at June 30, 2025 and December 31, 2024, respectively	(130,163)	(126,800)
Accumulated other comprehensive loss	(62,311)	(82,909)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	460,736	422,315
Noncontrolling interest	40	9
TOTAL SHAREHOLDERS' EQUITY	460,776	422,324
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$631,461	$573,877

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(Thousands, except per share data)	(Unaudited)		(Unaudited)
Net sales	$169,601	$138,720	$318,142	$279,625
Cost of products sold	114,202	94,447	214,072	191,220
GROSS PROFIT	55,399	44,273	104,070	88,405
Costs and expenses
Selling	13,092	11,928	25,273	23,828
General and administrative	18,665	15,250	36,291	31,858
Research and engineering	5,695	5,358	11,174	10,789
Other operating expense (income), net	823	445	1,078	(921)
	38,275	32,981	73,816	65,554
OPERATING INCOME	17,124	11,292	30,254	22,851
Other income (expense)
Interest income	384	346	894	1,318
Interest expense	(318)	(568)	(694)	(1,276)
Other income, net	116	91	523	126
	182	(131)	723	168
INCOME BEFORE INCOME TAXES	17,306	11,161	30,977	23,019
Income tax expense	4,606	1,794	6,724	4,049
NET INCOME	$12,700	$9,367	$24,253	$18,970
Net loss (income) attributable to noncontrolling interests	5	(1)	(31)	(8)
NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$12,705	$9,366	$24,222	$18,962
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,932	4,915	4,930	4,915
Diluted	4,955	4,964	4,955	4,955
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$2.58	$1.91	$4.91	$3.86
Diluted	$2.56	$1.89	$4.89	$3.83

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40